Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on March 29, 2012

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CORPORATE OFFICE PROPERTIES TRUST
(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	23-2947217 (I.R.S. Employer Identification Number)

6711 Columbia Gateway Drive
Suite 300
Columbia, Maryland 21046
(443) 285-5400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Randall M. Griffin
Chief Executive Officer
Corporate Office Properties Trust
6711 Columbia Gateway Drive
Suite 300
Columbia, MD 21046
(443) 285-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Justin W. Chairman, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 (215) 963-5000	Karen M. Singer, Esq. Senior Vice President, General Counsel and Secretary Corporate Office Properties Trust 6711 Columbia Gateway Drive, Suite 300 Columbia, MD 21046 (443) 285-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

            If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:    ☒

            If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)(2)	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Shares of Beneficial Interest, par value $.01 per share

Preferred Shares of Beneficial Interest, par value $.01 per share	(3)	(3)	(3)	(3)

Depositary Shares

Warrants(4)

(1)
The securities registered hereby may be sold separately, together or in units with other securities registered hereby.

(2)
In addition to any common shares of beneficial interest, preferred shares of beneficial interest and depositary shares as may be issued directly under this registration statement, an indeterminate number of common shares, preferred shares and other securities that may be issued by the registrant, either at the option of the holder thereof or the registrant, upon conversion of, or in exchange for, common, preferred or depositary shares or warrants, and for which no separate consideration will be received, are being registered hereby.

(3)
An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices. Separate consideration may or may not be received for securities that are issuable upon exercise, conversion or exchange of other securities or that are issued in units. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, the registrant is deferring payment of all of the registration fee, which will be paid subsequently on a pay-as-you-go basis.

(4)
The warrants, if issued, will entitle the holders thereof to purchase preferred shares and/or common shares, and may be sold separately, together or in units with other securities registered hereby.

PROSPECTUS

CORPORATE OFFICE PROPERTIES TRUST

COMMON SHARES OF BENEFICIAL INTEREST
PREFERRED SHARES OF BENEFICIAL INTEREST
DEPOSITARY SHARES
WARRANTS

        This prospectus relates to common shares of beneficial interest, preferred shares of beneficial interest, depositary shares representing interests in preferred shares and warrants to purchase common shares and/or preferred shares, or any combination of these securities, that we may sell from time to time in one or more offerings.

        This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms and conditions of these sales and the securities offered in supplements to this prospectus prepared in connection with each offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and each applicable prospectus supplement carefully before you invest in the securities. The securities may be offered directly, through agents on our behalf to or through underwriters.

        Our common shares are listed on the New York Stock Exchange under the symbol "OFC." We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system, or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

        You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in the securities described in this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 29, 2012.

        The terms "COPT," "Company," "we," "our" and "us" refer to Corporate Office Properties Trust, individually or together with its subsidiaries, including Corporate Office Properties, L.P., which we refer to as our operating partnership, and our predecessors, unless the context suggests otherwise. The term "you" refers to a prospective investor.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process, which enables us, from time to time, to offer and sell in one or more offerings common shares, preferred shares, depositary shares and warrants to purchase common shares and/or preferred shares or any combination of these securities. This prospectus contains a general description of the securities that we may offer. Each time we sell any securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, together with the additional information described below under the heading "Where You Can Find More Information," before you decide whether to invest in the securities.

FORWARD-LOOKING STATEMENTS

        This section contains "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates and projections about future events and financial trends affecting the financial condition and operations of our business. Forward-looking statements can be identified by the use of words such as "may," "will," "should," "could," "believe," "anticipate," "expect," "estimate," "plan" or other comparable terminology. Forward- looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate. Although we believe that the expectations, estimates and projections reflected in such forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that these expectations, estimates and projections will be achieved. Future events and actual results may differ materially from those discussed in the forward-looking statements. Important factors that may affect these expectations, estimates and projections include, but are not limited to:

  •
  general economic and business conditions, which will, among other things, affect office property and data center demand and rents, tenant creditworthiness, interest rates, financing availability and property values;

  •
  adverse changes in the real estate markets, including, among other things, increased competition with other companies;

  •
  governmental actions and initiatives, including risks associated with the impact of a government shutdown and budgetary reductions or impasses, such as a reduction in rental revenues, non-renewal of leases and/or a curtailment of demand for additional space by our strategic customers;

  •
  our ability to sell properties included in our Strategic Reallocation Plan;

  •
  our ability to borrow on favorable terms;

  •
  risks of real estate acquisition and development activities, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development and operating costs may be greater than anticipated;

  •
  risks of investing through joint venture structures, including risks that our joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with our objectives;

  •
  changes in our plans for properties or views of market economic conditions or failure to obtain development rights, either of which could result in recognition of impairment losses;

  •
  our ability to satisfy and operate effectively under Federal income tax rules relating to real estate investment trusts and partnerships;

  •
  the dilutive effects of issuing additional common shares; and

  •
  environmental requirements.

        We undertake no obligation to update or supplement forward-looking statements. For further information on factors that could affect the Company and the statements contained herein, you should refer to the "Risk Factors" section in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as it may be updated by information included in our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

SUMMARY

        This prospectus summary calls your attention to selected information in this document, but it does not contain all the information that is important to you. To understand us and the securities that may be offered through this prospectus, you should read this entire prospectus carefully, including the "Risk Factors" and other information included in the documents to which we refer you in the section called "Where You Can Find More Information" in this prospectus.

 OUR COMPANY

        General.    We are an office real estate investment trust, or REIT, that focuses primarily on serving the specialized requirements of strategic customers in the United States Government and defense information technology sectors. We acquire, develop, manage and lease office and data center properties that are typically concentrated in large office parks primarily located adjacent to government demand drivers and/or in office markets that we believe possess growth opportunities. As of December 31, 2011, our investments in real estate included the following:

  •
  238 operating office properties totaling 20.5 million square feet that were 86% occupied;

  •
  seven office properties under construction or redevelopment that we estimate will total approximately 903,000 square feet upon completion, including one partially operational property included above;

  •
  land held or under pre-construction totaling 2,330 acres (including 583 acres controlled but not owned) that we believe are potentially developable into approximately 20.6 million square feet; and

  •
  a partially operational, wholesale data center which upon completion and stabilization is expected to have a critical load of 18 megawatts.

        We conduct almost all of our operations through our operating partnership, Corporate Office Properties, L.P., a Delaware limited partnership, of which we are the managing general partner. The Operating Partnership owns real estate both directly and through subsidiary partnerships and limited liability companies. The Operating Partnership also owns 100% of a number of entities that provide real estate services such as property management and construction and development services primarily for our properties, but also for third parties.

        Interests in our Operating Partnership are in the form of common and preferred units. As of December 31, 2011, we owned 94.4% of the outstanding common units and 95.8% of the outstanding preferred units in our Operating Partnership. The remaining common and preferred units in our Operating Partnership were owned by third parties, which included certain of our Trustees.

        We believe that we are organized and have operated in a manner that permits us to satisfy the requirements for taxation as a REIT under the Internal Revenue Code of 1986, as amended, and we intend to continue to operate in such a manner. Provided we continue to qualify for taxation as a REIT, we generally will not be subject to Federal income tax on our taxable income that is distributed to our shareholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it distribute to its shareholders at least 90% of its annual taxable income (excluding net capital gains).

        Our executive offices are located at 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046 and our telephone number is (443) 285-5400.

USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we intend to use the net proceeds of any sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement for working capital and other general business purposes, which may include capital expenditures, acquisition or development of additional properties, repayment of indebtedness and repurchases of outstanding shares.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS

        The following table sets forth our ratios of earnings to combined fixed charges and preferred share dividends for each of the last five calendar years. For purposes of calculating the ratio of earnings to combined fixed charges and preferred share dividends, (loss) earnings were computed by adding fixed charges (excluding preferred share dividends, preferred unit distributions, capitalized interest, gain on sales of real estate, amortization of capitalized interest and distributed loss of equity investees to (loss) income from continuing operations before equity in (loss) income of unconsolidated entities and income taxes. Fixed charges consist of interest costs, capitalized amortization of debt issuance costs, dividends to preferred shareholders and distributions to preferred unit holders. This information is given on a historical basis.

	2011		2010	2009	2008	2007
Ratio of (loss) earnings to combined fixed charges and preferred share dividends		*	1.05x	1.21x	1.18x		**

*
Combined fixed charges and preferred share dividends exceeded total (loss) earnings by $152.9 million.

**
Combined fixed charges and preferred share dividends exceeded total (loss) earnings by $4.9 million.

DESCRIPTION OF SHARES

        The following summary of the terms and provisions of our common shares, preferred shares and depositary shares representing interests in preferred shares does not purport to be complete and is subject to and qualified in its entirety by reference to our Declaration of Trust and the Articles Supplementary to our Declaration of Trust relating to the designation of each series of our preferred shares, each of which is available from us as described in "Where You Can Find More Information."

General

        Under our Declaration of Trust, we are authorized to issue up to 125,000,000 common shares and 15,000,000 preferred shares. As of December 31, 2008, 2,200,000 shares were classified as 8.0% Series G Cumulative Redeemable Preferred Shares, all of which were issued and outstanding; 2,000,000 shares were classified as 7.5% Series H Cumulative Redeemable Preferred Shares, all of which were issued and outstanding; 3,390,000 shares were classified as 7.625% Series J Cumulative Redeemable Preferred Shares, all of which were issued and outstanding; and 600,000 shares were classified as 5.60% Series K Cumulative Redeemable Preferred Shares, 531,667 of which were issued and outstanding; Our Board of Trustees may increase the authorized number of common shares and preferred shares without shareholder approval. As of December 31, 2011, there were 72,011,324 common shares issued and outstanding.

        We are authorized to issue preferred shares in one or more classes or subclasses, with the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, in each case, as are permitted by Maryland law and as our Board of Trustees may determine by resolution. Except for the Series G Preferred Shares, the Series H Preferred Shares, the Series J Preferred Shares and the Series K Preferred Shares, there are currently no other classes or series of preferred shares authorized. However, our Operating Partnership has issued to a third party 352,000 Series I Preferred Units.

        As of December 31, 2011, we owned approximately 94% of the outstanding common units and 2,200,000 Series G Preferred Units, 2,000,000 Series H Preferred Units, 3,390,000 Series J Preferred Units and 531,667 Series K Preferred Units issued by our Operating Partnership.

        Each series of units has economic terms substantially equivalent to the economic terms of the corresponding Series G, Series H, Series J and Series K Preferred Shares, respectively, that we have issued. The 352,000 Series I Preferred Units of our Operating Partnership are owned by a third party and have a liquidation preference of $25.00 per unit. Prior to the distributions with respect to common units of our Operating Partnership, and through September 23, 2019, each Series I Preferred Unit is entitled to a priority distribution of 7.5% of the liquidation value per Series I Preferred Unit, payable quarterly. After September 23, 2019, the priority distribution on the Series I Preferred Units increases in accordance with the terms thereof. Each Series I Preferred Unit is convertible into 0.5 common units at any time at the option of the holder. We may redeem the Series I Preferred Units at any time after September 23, 2019 for any amount equal to their liquidation preference.

        The economic terms of the common units will be substantially equivalent to the economic terms of the common shares. The Series G, Series H, Series I, Series J and Series K Preferred Units are treated equally (i.e., are pari passu) in priority over the common units in our Operating Partnership with respect to liquidation payments and quarterly distributions. Distributions on these preferred units are the source of funds for the payment of dividends on our preferred shares.

        Except in certain limited circumstances, at any time that we hold less than 90% of the outstanding partnership units in our Operating Partnership, any amendment to the Operating Partnership agreement must be approved by the vote of a majority of the common and preferred units not held by us, each voting as a separate class. If we were to hold 90% or more of the outstanding partnership units, we would have the right to amend the Operating Partnership agreement without first seeking such unitholder approval.

Common Shares

        All common shares that are currently outstanding have been, or when issued upon redemption of common and preferred units of our Operating Partnership in accordance with the terms of the Operating Partnership agreement will be, duly authorized, fully paid and nonassessable. Subject to the preferential rights of our Series G, Series H, Series J and Series K Preferred Shares, as well as any other shares or series of beneficial interest that we may issue in the future, and to the provisions of our Declaration of Trust regarding the restriction on transfer of common shares, holders of common shares are entitled to receive dividends on such shares if, as and when authorized and declared by the Board of Trustees out of assets legally available therefor and to share ratably in our assets legally available for distribution to our shareholders in the event of the liquidation, dissolution or winding-up of COPT after payment of, or adequate provision for, all of our known debts and liabilities.

        Subject to the provisions of our Declaration of Trust regarding restrictions on transfer of shares of beneficial interest, each outstanding common share entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, including the election of Trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares possess the exclusive voting power. There is no cumulative voting in the election of Trustees, which means that the holders of a majority of the outstanding common shares can elect all of the Trustees then standing for election. The Declaration of Trust provides for the election of Trustees to staggered three-year terms. See the section below entitled "Classification of Board, Vacancies and Removal of Trustees."

        Holders of common shares have no preference, conversion, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of the Declaration of Trust regarding the restriction on transfer of common shares, the common shares have equal dividend, distribution, liquidation and other rights.

        Our Declaration of Trust provides for approval by a majority of the votes cast by holders of common shares entitled to vote on the matter in all situations permitting or requiring action by the shareholders, except with respect to: (i) the election of Trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present); (ii) the removal of Trustees (which requires the affirmative vote of the holders of two-thirds of the outstanding shares of beneficial interest entitled to vote generally in the election of Trustees, which action can only be taken for cause by vote at a shareholder meeting); (iii) the merger of COPT with another entity or the sale (or other disposition) of all or substantially all of the assets of COPT (which requires the affirmative vote of the holders of two-thirds of the outstanding shares of beneficial interest entitled to vote on the matter); (iv) the amendment of the Declaration of Trust (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter); and (v) the termination of COPT (which requires the affirmative vote of two-thirds of the outstanding shares of beneficial interest entitled to be cast on the matter). Our Declaration of Trust permits the Trustees, without any action by the holders of common shares, (a) by a two-thirds vote, to amend the Declaration of Trust from time to time to qualify as a real estate investment trust under the Code or the Maryland REIT Law and (b) by a majority vote to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Preferred Shares

        The following summary of the terms and provisions of our preferred shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Declaration of Trust and the Articles Supplementary to the Declaration of Trust relating to the establishment of each series of our preferred shares, each of which is available from us as described in the section below entitled "Where You Can Find More Information."

        We issued 2,200,000 Series G Preferred Shares in an underwritten public offering in August 2003; 2,000,000 Series H Preferred Shares in an underwritten public offering in December 2003; 3,390,000 Series J Preferred Shares in an underwritten public offering in July 2006; and 531,667 Series K Preferred Shares in a private placement in January 2007. We contributed the proceeds of the Series G, Series H and Series J offerings in exchange for a number of respective Series G, Series H, and Series J Preferred Units equal to the number of the applicable series of preferred shares that we sold in the respective offerings. We contributed assets acquired through the Series K Preferred Share issuance in exchange for a number of respective Series K Preferred Units equal to the number of preferred shares that we issued to the seller in the acquisition. The terms of each series of the preferred units are substantially equivalent to the economic terms of the respective series of preferred shares to which they relate. The terms of these outstanding series of preferred shares are as follows:

        Ranking.    The Series G, Series H, Series J and Series K Preferred Shares, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank (i) prior or senior to the common shares and any other class or series of our equity securities authorized or designated in the future if the holders of Series G, Series H, Series J and Series K Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series ("Junior Shares"); (ii) on a parity with one another and any other class or series of our equity securities authorized or designated in the future if the holders of such class or series of securities and the Series G, Series H, Series J and Series K Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other ("Parity Shares"); and (iii) junior to any class or series of our equity securities authorized or designated in the future if the holders of such class or series shall be entitled to the receipt of dividends and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series G, Series H, Series J and Series K Preferred Shares ("Senior Shares").

        Dividends.    Holders of Series G, Series H, Series J and Series K Preferred Shares Preferred Shares are entitled to receive, when and as declared by our Board of Trustees, out of our funds legally available for payment, quarterly cash dividends on such shares at the following rates: $2.00 per year per Series G Preferred Share; $1.875 per year per Series H Preferred Share; $1.90625 per year per Series J Preferred Share; and $2.80 per year per Series K Preferred Share. Such dividends are cumulative from the date of original issue, whether or not in any dividend period or periods such dividends shall be declared or there shall be funds legally available for the payment of such dividends, and are payable quarterly on January 15, April 15, July 15 and October 15 of each year (or, if not a business day, the next succeeding business day) (each a "Dividend Payment Date"). Any dividend payable on the Series G, Series H, Series J and Series K Preferred Shares for any partial dividend period will be computed ratably on the basis of twelve 30-day months and a 360-day year. Dividends are payable in arrears to holders of record as they appear on our share records at the close of business on the applicable record date, which are fixed by our Board of Trustees and which are not more than 60 nor less than 10 days prior to such Dividend Payment Date. Holders of Series G, Series H, Series J and Series K Preferred Shares are not entitled to receive any dividends in excess of respective cumulative dividends on such shares. No interest, or sum of money in lieu of interest, shall be payable in respect to any dividend payment or payments on the Series G, Series H, Series J and Series K Preferred Shares that may be in arrears.

        When dividends are not paid in full upon the Parity Shares, or a sum sufficient for such payment is not set apart, all dividends declared upon the Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Parity Shares. Except as set forth in the preceding sentence, unless dividends on the Series G, Series H, Series J and Series K Preferred Shares equal to the full amount of accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past dividend periods, no dividends shall be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Parity Shares. Unless dividends equal to the full amount of all accrued and unpaid dividends on the Series G, Series H, Series J and Series K Preferred Shares have been paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in Junior Shares or options, warrants or rights to subscribe for or purchase Junior Shares) may be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of common shares made for purposes of our employee incentive or benefit plan or any such plan of any of our subsidiaries) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Shares), directly or indirectly, by us (except by conversion into or exchange for Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Shares. Notwithstanding the provisions described above, we shall not be prohibited from

(i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Shares or (ii) redeeming, purchasing or otherwise acquiring any Parity Shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain our qualification as a REIT.

        Liquidation Preference.    Upon any voluntary or involuntary liquidation, dissolution or winding up, before any payment or distribution by us shall be made to or set apart for the holders of any Junior Shares, the holders of Series G, Series H, Series J and Series K Preferred Shares shall be entitled to receive a liquidation preference ($25.00 per share for Series G, Series H and Series J and $50.00 per share for Series K) (the "Liquidation Preference"), plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Series G, Series H, Series J and Series K Preferred Shares have been paid the Liquidation Preference in full, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of Junior Shares upon our liquidation, dissolution or winding up. If upon any liquidation, dissolution or winding up, our assets, or proceeds thereof, distributable among the holders of Series G, Series H, Series J and Series K Preferred Shares shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Shares, then our assets, or the proceeds thereof, shall be distributed among the holders of the Parity Shares ratably in the same proportion as the respective amounts that would be payable on the Parity Shares if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up shall not include a consolidation or merger of us with or into one or more other entities, a sale or transfer of all or substantially all of our assets or a statutory share exchange. Upon any liquidation, dissolution or winding up, after payment shall have been made in full to the holders of the Parity Shares, any other series or class or classes of Junior Shares shall be entitled to receive any and all of our assets remaining to be paid or distributed, and the holders of the Parity Shares shall not be entitled to share therein.

        Voting Rights.    Holders of Series G, Series H, Series J and Series K Preferred Shares will not have any voting rights, except as set forth below and except as otherwise required by applicable law.

        If and whenever dividends on any series or class of Parity Shares shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of Trustees then constituting our Board of Trustees shall be increased by two (if not already increased by reason of similar types of provisions with respect to Parity Shares of any other class or series which is entitled to similar voting rights (the "Voting Parity Shares")), and the holders of all Voting Parity Shares then entitled to exercise similar voting rights, voting as a single class regardless of series, will be entitled to vote for the election of the two additional Trustees at any annual meeting of shareholders or at a special meeting of the holders of the Voting Parity Shares called for that purpose. At any time when such right to elect Trustees separately shall have so vested, we must call such special meeting upon the written request of the holders of record of not less than 20% of the total number of Voting Parity Shares then outstanding. Such special meeting shall be held, in the case of such written request, within 90 days after the delivery of such request, provided that we shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders and the holders of the Voting Parity Shares are offered the opportunity to elect such Trustees at such annual meeting of shareholders. If, prior to the end of the term of any Trustee so elected, a vacancy in the office of such Trustee shall occur by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term of such former Trustee by the appointment of a new Trustee by the remaining Trustee or Trustees so elected. Whenever dividends in arrears on outstanding Voting Parity Shares shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Voting Parity

Shares to elect such additional two Trustees shall cease and the terms of office of such Trustees shall terminate and the number of Trustees constituting our Board of Trustees shall be reduced accordingly.

        The affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding Voting Parity Shares entitled to vote on such matters, voting as a single class, will be required to (i) authorize, create, increase the authorized amount of, or issue any shares of any class of Senior Shares or any security convertible into shares of any class of Senior Shares, or (ii) amend, alter or repeal any provision of, or add any provision to, our Declaration of Trust or Bylaws, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Voting Parity Shares; provided, however, that no such vote of the holders of any particular class or series of the Voting Parity Shares shall be required if, at or prior to the time such amendment, alteration or repeal is to take effect or the issuance of any such Senior Shares or convertible security is to be made, as the case may be, provisions are made for the redemption of all outstanding shares of the respective class or series. The amendment of or supplement to our Declaration of Trust to authorize, create, increase or decrease the authorized amount of or to issue Junior Shares, or any shares of any class or series of Parity Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of the Series G, Series H, Series J and Series K Preferred Shares.

        With respect to the exercise of the above-described voting rights, each Series G, Series H, Series J and Series K Preferred Share has one (1) vote per share, except that when any other class or series of preferred shares shall have the right to vote with the Series G, Series H, Series J and Series K Preferred Shares as a single class, then the holders of the Series G, Series H and Series J Preferred Shares shall have one quarter of one (0.25) vote per $25.00 of liquidation preference and the holders of the Series K Preferred Shares shall have one half of one (0.50) vote per $50.00 of liquidation preference.

        Conversion.    The Series G, Series H and Series J Preferred Shares are not convertible into or exchangeable for any other property or securities. The Series K Preferred Shares are convertible into our common shares at any time by the holders, at the rate of 0.8163 common shares for every one Series K Preferred Share ("Conversion Rate"). This Conversion Rate is subject to adjustment in the event that we effect a stock split, subdivision of its then outstanding common shares, or distribution of common shares in the form of a dividend. In addition, in the event that we effect a distribution of securities other than common shares in the form of a dividend, then the Series K Preferred Shares shall be entitled to receive upon conversion, in addition to the number of common shares receivable upon such conversion, the amount of our other securities that they would have otherwise received had their Series K Preferred Shares been converted into common shares.

        Optional Redemption.    Shares of the Series G, Series H, Series J and Series K Preferred Shares will not be redeemable by us prior to the following dates (except in certain limited circumstances relating to our maintenance of our ability to qualify as a REIT as described in the section entitled "Restrictions on Ownership and Transfer" above and subject to the holder's right to convert such shares prior to such date in the manner as described in the section entitled "Conversion" above): August 11, 2008 with respect to the Series G Preferred Shares; December 18, 2008 with respect to the Series H Preferred Shares; July 20, 2011 with respect to the Series J Preferred Shares; and January 9, 2017 with respect to the Series K Preferred Shares. On or after these respective dates, we may, at our option, redeem the applicable series of preferred shares, in whole or from time to time in part, at a cash redemption price equal to 100% of the Liquidation Preference, plus all accrued and unpaid dividends, if any, to the redemption date. The redemption price for each series of these preferred shares (other than any portion thereof consisting of accrued and unpaid dividends) will be payable solely with the proceeds from the sale of equity securities by us or our Operating Partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "equity securities" means any common shares, preferred shares, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into equity securities)) or options to purchase any of the foregoing of or in us or our Operating Partnership.

        In the event of a redemption of any Series G, Series H, Series J or Series K Preferred Shares, if the redemption date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such series of shares called for redemption will be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date, and will not be payable as part of the redemption price for such shares. The redemption date will be selected by us and shall not be less than 30 days nor more than 60 days after the date notice of redemption is sent by us. If full cumulative dividends on all outstanding Series G, Series H, Series J or Series K Preferred Shares have not been paid or declared and set apart for payment, no Series G, Series H, Series J or Series K Preferred Shares may be redeemed unless all outstanding shares within the applicable series of preferred shares are simultaneously redeemed and neither we nor any of our affiliates may purchase or acquire shares within the applicable series of preferred shares otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of such series of preferred shares.

        If fewer than all the outstanding shares within the Series G, Series H, Series J or Series K Preferred Shares are to be redeemed, we will select those Series G, Series H, Series J or Series K Preferred Shares to be redeemed pro rata in proportion to the numbers of shares of the applicable series of preferred shares held by holders (with adjustment to avoid redemption of fractional shares) or by lot or in such other manner as the Board of Trustees may determine.

        Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two consecutive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice shall be mailed by us not less than 30 days nor more than 60 days prior to the redemption date to each holder of the applicable series of preferred shares to be redeemed by first class mail, postage prepaid at such holder's address as the same appears on our share records. Any notice which was mailed as described above will be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice will state: (i) the redemption date, (ii) the number of preferred shares to be redeemed, (iii) the place or places where certificates for such preferred shares are to be surrendered for cash and (iv) the redemption price payable on such redemption date, including, without limitation, a statement as to whether or not accrued and unpaid dividends will be (x) payable as part of the redemption price or (y) payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described above. From and after the redemption date (unless we default in the payment of our redemption obligation), dividends on the applicable series of preferred shares to be redeemed will cease to accrue, such shares will no longer be deemed to be outstanding and all rights of the holders thereof shall cease (except (a) the right to receive the cash payable upon such redemption without interest thereon and (b) if the redemption date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the right of record holders at the close of business on such record date to receive the dividend payable on such Dividend Payment Date). The full dividend payable on such Dividend Payment Date with respect to such the applicable series of preferred shares called for redemption will be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding dividend record date notwithstanding the prior redemption of such shares.

        The Series G, Series H, Series J and Series K Preferred Shares have no stated maturity and are not subject to any sinking fund or mandatory redemption provisions except as provided under "Restrictions on Ownership and Transfer" above.

        Subject to applicable law and the limitation on purchases when dividends on the Series G, Series H and Series J Preferred Shares are in arrears, we may, at any time and from time to time, purchase any Series G, Series H and Series J Preferred Shares in the open market, by tender or by private agreement.

Issuance of Additional Preferred Shares

        The Board of Trustees has the ability to designate additional series of our preferred shares of beneficial interest by adopting an amendment to the Declaration of Trust designating the terms of such additional series of preferred shares (a "Designating Amendment"). The preferred shares, when issued, will be fully paid and non-assessable. Because our Board of Trustees has the power to establish the preferences, powers and rights of each series of preferred shares, subject to the rights of the holders of the Series G, Series H, Series J and Series K Preferred Shares, our Board may afford the holders of any series of preferred shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of common shares. The issuance of additional series of preferred shares could have the effect of delaying or preventing a change of control that might involve a premium price for shareholders or otherwise be in their best interest. The rights, preferences, privileges and restrictions of the preferred shares of each series will be fixed by the Designating Amendment relating to the new series.

Operating Partnership Series I Preferred Units

        We conduct almost all of our operations through our Operating Partnership, for which we are the managing general partner. Interests in our Operating Partnership are in the form of common and preferred units. As of the date of this prospectus, we owned a majority of the outstanding common units and a majority of the outstanding preferred units. The remaining preferred units in our Operating Partnership were 352,000 Series I Preferred Units, owned by TRC Associates Limited Partnership, Incorporated, with terms as follows:

        Voting Rights.    Except in certain limited circumstances, at any time that COPT holds less than 90% of the outstanding partnership units in our Operating Partnership, any amendment to the Operating Partnership agreement must be approved by the vote of a majority of the common and preferred units not held by us, each voting as a separate class. If we were to hold 90% or more of the outstanding partnership units, we would have the right to amend the Operating Partnership agreement without first seeking such unitholder approval.

        Liquidation.    In the event of the dissolution of our Operating Partnership, the holder of the Series I Preferred Units will be entitled to receive a $25.00 liquidation preference (the "Series I Liquidation Preference"), prior to any liquidation payment to be made to the holders of the common units but pari passu with liquidation payments made to us as holder of the Series E, Series F, Series G, and Series H Preferred Units.

        Distributions.    The holder of the Series I Preferred Units is entitled to receive quarterly priority percentage return payments, prior to distributions made to the holders of the common units but pari passu with distributions made to us as holder of the Series E, Series F, Series G, and Series H Preferred Units, in an amount equal to a percentage of the Series I Liquidation Preference, which percentage equals 7.50% through September 23, 2019, and increases thereafter.

        Conversion.    The Series I Preferred Units are convertible into common units at a conversion rate of 0.5 common units per Series I Preferred Unit.

Depositary Shares

        We may, at our option, elect to offer fractional preferred shares, rather than full preferred shares. In the event such option is exercised, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to the preferred shares) of a share of that series of preferred shares. The preferred shares represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a preferred share represented by the depositary share, to all the rights and preferences of the preferred share, represented thereby (including dividend, voting, redemption, conversion and liquidation rights). The above description of the depositary shares is only a summary, is not complete and is subject to, and is qualified in its entirety by, the description in the related prospectus supplement and the provisions of the deposit agreement, which will contain the form of depositary receipt. A copy of the deposit agreement will be filed with the Securities and Exchange Commission as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part.

Restrictions on Ownership and Transfer

        For us to qualify as a REIT (as defined in the Internal Revenue Code of 1986, as amended (the "Code") to include certain entities), our shares of beneficial interest generally must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (under the Code) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). This test is applied by "looking through" certain shareholders which are not individuals (e.g., corporations or partnerships) to determine indirect ownership of us by individuals.

        Our Declaration of Trust contains certain restrictions on the number of our shares of beneficial interest that a person may own, subject to certain exceptions. Our Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Aggregate Share Ownership Limit") of the number or value of our outstanding shares of beneficial interest. In addition, our Declaration of Trust prohibits any person from acquiring or holding, directly or indirectly, in excess of 9.8% of our total outstanding common shares, in value or in number of shares, whichever is more restrictive (the "Common Share Ownership Limit"). Our Board of Trustees, in its sole discretion, may exempt a proposed transferee from the Aggregate Share Ownership Limit and the Common Share Ownership Limit (an "Excepted Holder"). However, our Board of Trustees may not grant such an exemption to any person if such exemption would result in us being "closely held" within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by our Board of Trustees as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of our Board of Trustees that it will not violate the two aforementioned restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares of stock causing such violation to the Share Trust (as defined below). Our Board of Trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to our Board of Trustees, in its sole discretion, in order to determine or ensure our status as a REIT.

        Our Declaration of Trust further prohibits (i) any person from beneficially or constructively owning our shares of beneficial interest if such ownership would result in us being "closely held" under

Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (ii) any person from transferring shares of our beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of the beneficial interest that resulted in a transfer of shares to the Share Trust, is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in us in excess or in violation of the above transfer or ownership limitations (a "Prohibited Owner"), then that number of our shares of beneficial interest, the beneficial or constructive ownership of which otherwise would cause such person to be in excess of the ownership limit (rounded to the nearest whole share), will automatically be transferred to a trust (the "Share Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner will not acquire any rights in such shares. Such automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in our Declaration of Trust) prior to the date of such violative transfer. Shares of beneficial interest held in the Share Trust will be issued and outstanding shares. The Prohibited Owner may not benefit economically from ownership of any shares of beneficial interest held in the Share Trust, may have no rights to dividends and may not possess any other rights attributable to the shares of beneficial interest held in the Share Trust. The trustee of the Share Trust (the "Share Trustee") will have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the Share Trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of beneficial interest have been transferred to the Share Trust will be paid by the recipient of such dividend or distribution to the Share Trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the Share Trustee. Any dividend or distribution so paid to the Share Trustee will be held in the Share Trust for the Charitable Beneficiary. The Prohibited Owner will have no voting rights with respect to shares of beneficial interest held in the Share Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Share Trust, the Share Trustee will have the authority (at the Share Trustee's sole discretion) to (i) rescind as void any vote cast by a Prohibited Owner prior to the discovery by us that such shares have been transferred to the Share Trust and (ii) recast such vote in accordance with the desires of the Share Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible trust action, then the Share Trustee will not have the authority to rescind and recast such vote.

        Within 20 days after receiving notice from us that shares of beneficial interest have been transferred to the Share Trust, the Share Trustee will sell the shares of beneficial interest held in the Share Trust to a person, designated by the Share Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Declaration of Trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Share Trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as described below. The Prohibited Owner will receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Share Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Declaration of Trust) of such shares on the day of the event causing the shares to be received by the Share Trustee and (ii) the price per share received by the Share Trustee from the sale or other disposition of the common shares held in the Share Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the Charitable Beneficiary. If, prior to the discovery by us that shares of beneficial interest have been transferred to the Share Trust, such shares are sold by a Prohibited Owner, then (i) such shares will be deemed to have been sold on behalf of the Share Trust and (ii) to the extent that the Prohibited Owner received an amount for shares that exceeds the amount that such Prohibited Owner was entitled to receive as described above, such excess will be paid to the Share Trustee upon demand.

        In addition, shares of beneficial interest held in the Share Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Share Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer. We will have the right to accept such offer until the Share Trustee has sold the shares of beneficial interest held in the Share Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Share Trustee will distribute the net proceeds of the sale to the Prohibited Owner.

        All certificates representing the common shares will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such other percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, including the common shares, is required to give written notice to us, within 30 days after the end of each taxable year, stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest of us which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner will provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit. In addition, each shareholder will upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, defer or prevent a change in control of us or other transaction that might involve a premium over the then prevailing market price for the common shares or other attributes that the shareholders may consider to be desirable.

Classification or Reclassification of Common Shares or Preferred Shares

        Our Declaration of Trust authorizes the Board of Trustees to reclassify any unissued shares of common or preferred shares into other classes or series of classes of shares and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, in addition to the Series G, Series H, Series J and Series K Preferred Shares, the Board of Trustees could authorize the issuance of other preferred shares with terms and conditions which could also have the effect of delaying, deferring or preventing a change in control of COPT or other transaction that might involve a premium over the then prevailing market price for common shares or other attributes that the shareholders may consider to be desirable.

Vacancies and Removal of Trustees

        The Bylaws of COPT provide that any vacancy on the Board of Trustees may be filled by a majority vote of the remaining Trustees. Any individual so elected Trustee will hold office for the unexpired term of the Trustee he or she is replacing. The Declaration of Trust provides that a Trustee may be removed at any time only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of Trustees, but only by a vote taken at a shareholder meeting. These provisions preclude shareholders from removing incumbent Trustees, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Advance Notice of Nominations and New Business

        The Bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only (a) pursuant to COPT's notice of the meeting, (b) by the Board of Trustees or (c) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws. With respect to special meetings of shareholders, the Bylaws provide that only the business specified in COPT's notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Board of Trustees may be made only (a) pursuant to COPT's notice of the meeting, (b) by the Board of Trustees or (c) provided that the Board of Trustees has determined that Trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

Possible Antitakeover Effect of Certain Provisions of Maryland Law

        The Maryland General Corporations Law ("MGCL") contains provisions that may be deemed to have an antitakeover effect. The provisions applicable to COPT are set forth below.

        Certain Business Combinations.    Under the MGCL, as applicable to Maryland real estate investment trusts, certain business combinations (including certain mergers, consolidations, share exchanges and asset transfers and certain issuances and reclassifications of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of such trust (an "Interested Shareholder"), or an affiliate of such an Interested Shareholder, are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative votes of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Board of Trustees has opted out of this statute by resolution. The Board of Trustees may, however, rescind its resolution at any time to make these provisions of Maryland law applicable to COPT.

        Control Share Provisions.    The MGCL generally provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights unless those rights are approved by a vote of two-thirds of the disinterested shares (generally shares held by persons other than the acquiror, officers or trustees who are employees of the trust). An acquiror is deemed to own control shares the first time that the acquiror's voting power in electing trustees equals or exceeds 20% of all such voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Trustees to call a special meeting of shareholders to be held within 50 days of the demand to consider whether the control shares will have voting rights. The trust may present the question at any shareholders' meeting on its own initiative.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the control shares. Fair value will be determined as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share provisions do not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust. The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of COPT's shares of beneficial interest. The Board of Trustees may, however, amend the Bylaws at any time to eliminate such provision, either prospectively or retroactively.

Dissolution of the Company; Termination of REIT Status

        The Declaration of Trust permits the termination of COPT and the discontinuation of the operations of COPT by the affirmative vote of the holders of not less than two-thirds of the outstanding common shares entitled to be cast on the matter at a meeting of shareholders or by written consent. In addition, the Declaration of Trust permits the termination of COPT's qualification as a REIT if such qualification, in the opinion of the Board of Trustees, is no longer advantageous to the shareholders.

DESCRIPTION OF WARRANTS

        We may issue separately, or together with any preferred shares or common shares offered by any prospectus supplement, warrants for the purchase of other preferred shares and common shares. The warrants may be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, and may be represented by certificates evidencing the warrants, all as set forth in the prospectus supplement relating to the particular series of warrants. The following summaries of certain provisions of the warrants are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of any related warrant agreement and warrant certificate, respectively, which will be filed with the SEC as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part.

        A prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered including, where applicable, the following:

  •
  the title of the warrants;

  •
  the aggregate number of the warrants;

  •
  the price or prices at which the warrants will be issued;

  •
  the designation, terms and number of common shares or preferred shares that may be purchased upon exercise of the warrants;

  •
  the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

  •
  the date, if any, on and after which the warrants and related preferred shares or common shares with which the warrants are issued will be separately transferable;

  •
  the price (or manner of calculation of the price) at which each common share or preferred share may be purchased upon exercise of the warrant;

  •
  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

  •
  the minimum or maximum amount of the warrants which may be exercised at any one time;

  •
  information with respect to book-entry procedures, if any;

  •
  a discussion of material federal income tax considerations; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

        The exercise of any warrants will be subject to, and limited by, the transfer and ownership restrictions in our Declaration of Trust. See "Description of Shares—Restrictions on Ownership and Transfer."

FEDERAL INCOME TAX MATTERS

        COPT was organized in 1988 and elected to be taxed as a REIT commencing with its taxable year ended December 31, 1992. COPT believes that it was organized and has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Code and intends to continue to operate in such a manner. No assurance can be given, however, that such requirements have been or will continue to be met. The following is a summary of the material U.S. federal income ("Federal") tax considerations that may be relevant to COPT and its shareholders, including the continued treatment of COPT as a REIT for Federal income tax purposes. This summary is for general information purposes only, and is not intended to be (and is not) tax advice. For purposes of this discussion of "Federal Income Tax Matters," the term "COPT" refers only to Corporate Office Properties Trust and not to any other affiliated entities.

        Each prospective purchaser is advised to consult his or her tax advisor regarding the specific tax consequences to him or her of the purchase, ownership and sale of the securities offered hereby and of our election to be taxed as a REIT, including the Federal, state, local, foreign income and other tax consequences of such purchase, ownership, sale and election, and of potential changes in applicable tax laws.

        The following discussion is based on the law existing and in effect on the date hereof, and COPT's qualification and taxation as a REIT will depend on compliance with such law and with any future amendments or modifications to such law. The qualification and taxation as a REIT will further depend upon the ability to meet, on a continuing basis through actual operating results, the various qualification tests imposed under the Code discussed below. No assurance can be given that COPT will satisfy such tests on a continuing basis.

        In brief, an entity that invests primarily in real estate can, if it meets the REIT provisions of the Code described below, claim a tax deduction for the dividends it pays to its shareholders. Such an entity generally is not taxed on its "REIT taxable income" to the extent such income is currently distributed to shareholders, thereby substantially eliminating the "double taxation" (i.e., at both the entity and shareholder levels) that generally results from an investment in an entity which is taxed as a corporation. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT. Further, if the entity were to fail to qualify as a REIT in any year, it would not be able to deduct any portion of the dividends it paid to its shareholders and would be subject to full Federal corporate income taxation on its earnings, thereby significantly reducing or eliminating the cash available for distribution to its shareholders.

        Morgan, Lewis & Bockius LLP has opined that, for Federal income tax purposes, COPT has properly elected and otherwise qualified to be taxed as a REIT under the Code for taxable years commencing on or after January 1, 1992 and that its proposed method of operations as described in this prospectus and as represented to Morgan, Lewis & Bockius LLP by COPT will enable COPT to continue to satisfy the requirements for such qualification and taxation as a REIT under the Code for future taxable years. This opinion, however, is based upon certain factual assumptions and representations made by COPT. Moreover, such qualification and taxation as a REIT depends upon the ability of COPT to meet, for each taxable year, various tests imposed under the Code as discussed below, and Morgan, Lewis & Bockius LLP has not reviewed in the past, and may not review in the future, COPT's compliance with these tests. Accordingly, no assurance can be given that the actual results of the operations of COPT for any particular taxable year will satisfy such requirements.

Taxation of COPT

        General.    In any year in which COPT qualifies as a REIT, it will not generally be subject to Federal income tax on that portion of its REIT taxable income or capital gain that is distributed to shareholders. COPT will, however, be subject to tax at normal corporate rates upon any taxable income or capital gains not distributed. Shareholders are required to include their proportionate share of the REIT's undistributed long-term capital gain in income, but would receive a credit for their share of any taxes paid on such gain by the REIT.

        Notwithstanding its qualification as a REIT, COPT also may be subject to taxation in certain other circumstances. If COPT should fail to satisfy either the 75% or the 95% gross income test (each as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which COPT fails either the 75% or the 95% gross income test, multiplied by a fraction intended to reflect COPT's profitability. COPT will also be subject to a tax of 100% on net income from any "prohibited transaction" (as described below), and if COPT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if COPT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior years, COPT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. COPT also may be subject to the corporate alternative minimum tax, as well as to tax in certain situations not presently contemplated. COPT will use the calendar year both for Federal income tax purposes, as is required of a REIT under the Code, and for financial reporting purposes. Finally, in the event that items of rent, interest or other deductible expenses are paid to a REIT by a "taxable REIT subsidiary" (as defined below) of such REIT, and such amounts are determined to be other than at arm's length, a REIT may be subject to a 100% tax on the portion of such amounts treated as excessive. Safe harbors exist for certain rental payments.

        Failure to Qualify.    If COPT fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, COPT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which COPT fails to qualify as a REIT will not be deductible by COPT, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as dividend income, and subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, COPT also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.

REIT Qualification Requirements

        In order to qualify as a REIT, COPT must meet the following requirements, among others:

        Share Ownership Tests.    COPT's shares of beneficial interest must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportionate number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the outstanding shares of beneficial interest of COPT may be owned, directly or indirectly and taking into account the effects of certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities (the "50% Limitation"). However, for purposes of this test, any shares of beneficial interest held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. In addition, for purposes of the 50% Limitation, shares of beneficial interest owned, directly or indirectly, by a corporation will be considered as being owned proportionately by its shareholders.

        In order to attempt to ensure compliance with the foregoing share ownership tests, COPT's Declaration of Trust places certain restrictions on the transfer of its shares of beneficial interest to prevent additional concentration of share ownership. Moreover, to evidence compliance with these requirements, Treasury Regulations require COPT to maintain records which disclose the actual ownership of its outstanding shares of beneficial interest. In fulfilling its obligations to maintain records, COPT must and will demand written statements each year from the record holders of designated percentages of its shares of beneficial interest disclosing the actual owners of such shares of beneficial interest (as prescribed by Treasury Regulations). A list of those persons failing or refusing to comply with such demand must be maintained as part of COPT's records. A shareholder failing or refusing to comply with COPT's written demand must submit with his tax return a similar statement disclosing the actual ownership of COPT shares of beneficial interest and certain other information.

        Asset Tests.    At the close of each quarter of COPT's taxable year, COPT must satisfy two tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of COPT's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash (including in some instances, with respect to our taxable years beginning January 1, 2009, foreign currency), cash items, government securities and qualified temporary investments. Second, although the remaining 25% of COPT's assets generally may be invested without restriction, securities in this class may not exceed (i) in the case of securities of any one non-government issuer, 5% of the value of COPT's total assets (the "REIT Value Test") or (ii) 10% of the outstanding voting securities or outstanding value of any one such issuer (collectively, the "Issuer Tests").

        The REIT Value Test and the Issuer Tests will not, however, apply to securities held by a REIT in a "taxable REIT subsidiary," so long as, at of the close of each quarter of each taxable year, not more than 25% (20% with respect to our taxable years ended on or before December 31, 2008) of COPT's total assets are represented by securities of taxable REIT subsidiaries. A corporation will qualify as a taxable REIT subsidiary with respect to COPT only if (i) either (x) COPT directly or indirectly owns stock in such corporation and COPT and such corporation jointly make a taxable REIT subsidiary election in accordance with applicable procedures or (y) a taxable REIT subsidiary of COPT owns, directly or indirectly, securities possessing more than 35% of the total voting power of the outstanding securities of such corporation or securities having a value of more than 35% of the total value of the outstanding securities of such corporation and (ii) such corporation does not directly or indirectly (x) operate or manage a lodging or health care facility or (y) provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging facility or health care facility is operated. Here, however, it should be noted that in certain limited circumstances a taxable REIT subsidiary may be permitted to provide rights to an "eligible independent contractor" to operate or manage a lodging facility (or, with respect to our taxable years beginning after January 1, 2009, a health care facility) without running afoul of these rules. For purposes of this paragraph, references to a "lodging facility" are to a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis and references to a "health care facility" are to a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility or other licensed facility which extends medical, nursing or ancillary services to patients. Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of real estate management activities and certain other activities which cannot currently be performed by REITs or their controlled subsidiaries without jeopardizing REIT status. On January 1, 2001, our operating partnership acquired all of the stock in Corporate Office Management, Inc. ("COMI") that was not previously owned by it, and we elected to treat COMI as a taxable REIT subsidiary effective January 1, 2001. Thus, COMI is and will remain fully taxable with respect to its earnings. The election will, however, generally allow COMI to continue its real estate management activities without jeopardizing our REIT status.

        In addition, certain debt securities held by a REIT will not be taken into account for purposes of the Issuer Value Test. Where COPT invests in a partnership (such as the Operating Partnership), it will be deemed to own a proportionate share of the partnership's assets, and the partnership interest will not constitute a security for purposes of these tests. Accordingly, COPT's investment in real properties through its interests in the Operating Partnership (which itself holds real properties through other partnerships) will constitute an investment in qualified assets for purposes of the 75% asset test. However, solely for purposes of the 10% value test, described above, the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code.

        If we failed to meet the Issuer Tests at the end of any quarter and did not cure such failure within 30 days thereafter, we still could avoid disqualification by disposing of sufficient assets or otherwise complying with such asset test within six months of the identification of the failure, provided the failure was due to assets the value of which did not exceed the lesser of 1% of the value of our assets at the end of the relevant quarter and $10,000,000. For violations of any of the REIT asset tests due to reasonable cause that were larger than this amount, we still could avoid disqualification by taking certain steps including (x) disposing of sufficient assets to meet the asset tests or otherwise complying with such asset tests, (y) preparing a schedule for the quarter describing the non- qualifying assets and filing it in accordance with regulations and (z) paying a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets.

        Gross Income Tests.    There are two separate percentage tests relating to the sources of COPT's gross income which must be satisfied for each taxable year. For purposes of these tests, where COPT invests in a partnership, COPT will be treated as receiving its share of the income and loss of the partnership based on its capital interest in such partnership, and the gross income of the partnership will retain the same character in the hands of COPT as it has in the hands of the partnership. The two tests are described below.

        The 75% Test.    At least 75% of COPT's gross income for the taxable year must be "qualifying income." Qualifying income generally includes: (i) rents from real property (except as modified below);

(ii) interest on obligations secured by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of COPT's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REITS, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property.

        Rents received or accrued from a tenant will not qualify as "rents from real property" for purposes of the 75% gross income test or the 95% gross income test, described below, if COPT, or a person owning, actually or under applicable constructive ownership rules, a 10% or greater interest in COPT, directly or constructively owns 10% or more of such tenant, unless (i) such rents are received or accrued from a taxable REIT subsidiary and (ii) either (x) at least 90% of the leased property in respect of which COPT is receiving or accruing such rents is occupied by persons other than taxable REIT subsidiaries of COPT and the amounts paid to COPT by the taxable REIT subsidiary as rents with respect to such property are substantially comparable to rents paid by other tenants of such property or (y) such rents are received in respect of a "qualified lodging facility" (or, with respect to our taxable years beginning after January 1, 2009, a "qualified healthcare facility") where such facility is operated on behalf of the taxable REIT subsidiary by a person who is an "eligible independent contractor" (as such term is defined for purposes of the REIT provisions of the Code). In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property for purposes of the 75% and 95% gross income tests, COPT generally must not operate or manage the property or furnish or render services to customers, other than through an "independent contractor" from whom COPT derives no income, or through a taxable REIT subsidiary, except that the "independent contractor" or taxable REIT subsidiary requirement does not apply to the extent that the services provided by COPT are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant for his convenience." In addition, COPT may directly perform a de minimis amount of non-customary services. COPT believes that the services provided with regard to COPT's properties by the Operating Partnership (or its agents) have been (and, it is believed, will in the future be) usual or customary services. Any services that cannot be provided directly by the Operating Partnership will be performed by independent contractors or a taxable REIT subsidiary.

        The 95% Test.    In addition to deriving 75% of its gross income from the sources listed above, at least 95% of COPT's gross income for the taxable year must be derived from the above-described qualifying income or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. COPT intends to monitor closely its non-qualifying income and anticipates that non-qualifying income from its activities will not result in COPT failing to satisfy either the 75% or 95% gross income test.

        Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will constitute non-qualifying income for purposes of the 75% gross income test). Income and gain from such hedging transactions entered into after July 30, 2008 (and hedging transactions entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests) will be excluded from gross income for purposes of both the 75% and 95% tests. Similarly, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of these tests.

        For purposes of determining whether COPT complies with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property); however, a sale of property will not be a prohibited transaction if such property is held for at least two years (or, for sales made before July 31, 2008, four years) and certain other requirements—such as those relating to the number of properties sold in a year, their tax bases and the cost of improvements made thereto—are satisfied.

        Even if COPT fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) COPT's failure to comply is due to reasonable cause and not to willful neglect; (ii) COPT reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, COPT will nonetheless be subject to a tax equal to (i) the greater of the amount by which it fails either the 75% or 95% gross income test, multiplied by (ii) a fraction intended to reflect COPT's profitability.

        Compliance with Income Tests.    COPT intends to continue to monitor its operations and investments so as to continue to satisfy the 75% and 95% gross income tests. While the Operating Partnership or its affiliates provide certain services with respect to the properties in which COPT owns interests and possibly with respect to any newly acquired properties, COPT believes that for purposes of the 75% and 95% gross income tests the services provided at such properties and any other services and amenities provided by the Operating Partnership or its agents with respect to such properties will be of the type usually or customarily rendered in connection with the rental of space for occupancy only and not rendered to the occupants of such properties. COPT intends that services that cannot be provided directly by the Operating Partnership or other agents will be performed by independent contractors or taxable REIT subsidiaries.

        Annual Distribution Requirements.    In order to qualify as a REIT, COPT is required to distribute dividends to its shareholders each year in an amount at least equal to (i) the sum of (A) 90% of COPT's REIT taxable income (computed without regard to the dividends paid deduction and COPT's net capital gain) and (B) 90% of the net income (after tax), if any, for foreclosure property, minus (ii) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before COPT timely files its tax return for the prior year and if paid on or before the first regular dividend payment after the declaration.

        COPT intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Operating Partnership agreement authorizes COPT in its capacity as General Partner to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit COPT to meet the distribution requirements. It is possible that COPT may not have sufficient cash or other liquid assets to meet the above-described distribution requirement, either due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing COPT's REIT taxable income on the other hand, or for other reasons. COPT will monitor closely the relationship between its REIT taxable income and cash flow and, if necessary, arrange for borrowings to raise cash or take such other steps as it deems necessary in order to satisfy the distribution requirement. In addition, from time to time, COPT may declare taxable dividends payable in cash or stock at the election of the COPT shareholders, subject to a limit on the aggregate amount of cash that could be paid. IRS guidance permits COPT to make distributions of its shares (in lieu of cash) on or before December 31, 2012 in respect of taxable years ending on or before December 31, 2011, that will be considered taxable distributions in an amount equal to the amount of cash that could have been received instead of such shares. This temporary flexibility with respect to distributions is available provided certain requirements are satisfied, including that 10% or more of the distribution is payable in cash. However, there can be no assurance that a borrowing or share distribution will be available or practicable at any particular time.

        If COPT fails to meet the above-described distribution requirement as a result of an adjustment to COPT's tax return by the Service, COPT may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

        If we fail to satisfy one or more requirements for REIT qualification (other than the 75% and 95% gross income tests and other than the requirements necessary to cure a failure of the asset tests, as described above), we can avoid disqualification if our failure is due to reasonable cause and not willful neglect, and we pay a penalty of at least $50,000 (and, in some cases, more) for each such failure.

Taxation of Shareholders

        Taxation of Taxable Domestic Shareholders.    As long as COPT qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable as ordinary income, and domestic corporate shareholders will not be eligible for the dividends received deduction as to such amounts. In determining the extent to which a distribution with respect to the common shares constitutes a dividend for tax purposes, our earnings and profits will be allocated, on a pro rata basis, first to distributions with respect to any class of preferred shares, and then to our common shares.

        "Qualified dividend income" received by non-corporate U.S. shareholders will generally be subject to Federal income tax at the rate applicable to long-term capital gains (currently at a maximum rate of 15% through 2012). Qualified dividend income generally includes dividends paid by domestic "C" corporations and certain qualified foreign corporations to most non-corporate U.S. shareholders. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding period requirements are met and the REIT's dividends are attributable to dividends received from taxable corporations (such as taxable REIT subsidiaries) or to income that was subject to Federal income tax at the corporate/REIT level (for example, if the REIT distributes taxable income that it had retained and paid tax on in the preceding taxable year). The currently applicable provisions of the Federal income tax laws relating to qualified dividend income are currently scheduled to "sunset," or revert back to prior provisions of law, effective for taxable years beginning after December 31, 2012, at which time the capital gains rate is scheduled to be increased to 20% and the rate applicable to dividends is scheduled to be increased to the tax rate then applicable to ordinary income.

        Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of beneficial interest, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares of beneficial interest, they will be included in income as short-term or long-term capital gain (depending on the length of time the shares have been held), assuming the shares are capital assets in the hands of the shareholder. In addition, any dividend declared by COPT in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by COPT and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by COPT during January of the following calendar year.

        Domestic shareholders may not include in their individual income tax returns any of COPT's net operating losses or capital losses. Instead, such losses would be carried over by COPT for potential offset against future income (subject to certain limitations). Distributions made by COPT and gain arising from the sale or exchange of shares will not be treated as passive activity income, and, as a result, shareholders generally will not be able to apply any "passive losses" against such income and gain. In addition, taxable distributions from COPT generally will be treated as investment income. Capital gain dividends (including distributions treated as such) and capital gain from the disposition of shares, however, will be treated as investment income only if a shareholder so elects, in which case such capital gain will be taxed at ordinary income rates. COPT will notify shareholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

        In general, a domestic shareholder will realize capital gain or loss on the disposition of COPT's shares of beneficial interest equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) the shareholder's adjusted basis of such shares of beneficial interest. Such gain or loss generally will constitute short-term capital gain or loss if the shareholder has not held such shares for more than one year and long-term capital gain or loss if the shareholder has held such shares for more than one year. See the section below entitled "Capital Gains and Losses." Loss upon a sale or exchange of COPT's shares of beneficial interest by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from COPT required to be treated by such shareholder as long-term capital gain.

        Capital Gains and Losses.    The current maximum marginal individual income tax rate is 35%. The current maximum tax rate on net capital gains applicable to individuals, trusts and estates from the sale or exchange of capital assets held for more than one year is 15% (through 2012). For individuals, trusts and estates who would be subject to a maximum tax rate of 10%, the current rate on net capital gains is reduced to 5%. Accordingly, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

        If a shareholder recognizes a loss upon a subsequent disposition of our common shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. In addition, significant penalties are imposed for failure to comply with these requirements. You should consult your own tax advisors concerning any possible disclosure obligation with respect to the ownership or disposition of our common shares, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including advisors) might be subject to disclosure or other requirements pursuant to these regulations.

        Backup Withholding.    COPT will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding (at a current rate of 28%, but scheduled to increase to 31% for taxable years beginning after December 31, 2012) with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption and otherwise complies with the applicable requirements of the backup withholdings rules. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability.

        In addition, COPT may be required to withhold a portion of capital gain distributions made to shareholders that fail to certify their non-foreign status to COPT. See section below entitled "Taxation of Foreign Shareholders."

        Taxation of Tax-Exempt Shareholders.    The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, dividend income from COPT's shares of beneficial interest should not be UBTI to a tax-exempt shareholder, provided that the tax-exempt shareholder has not held its shares as "debt financed property" within the meaning of the Code and such shares are not otherwise used in a trade or business. Similarly, income from the sale of COPT's shares of beneficial interest will not constitute UBTI unless such tax-exempt shareholder has held such shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code (a "qualified trust") and which holds more than 10% (by value) of the interests in the REIT. A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the application of a "look-through" exception to the 50% Limitation applicable to qualified trusts, and (ii) either (A) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (B) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as if the REIT were a qualified trust) to (ii) the total gross income (less direct expenses related thereto) of the REIT. A de minimis exception applies where this percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the 50% Limitation without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of COPT's shares of beneficial interest contained in the Charter, COPT does not expect to be classified as a "pension held REIT."

        New Medicare Tax on Net Investment Income.    The recently enacted Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, is scheduled to impose a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a shareholder's allocable share of our income and gain realized by a shareholder from a sale of our common shares. In the case of an individual, the tax will be imposed on the lesser of (i) the shareholder's net investment income or (ii) the amount by which the shareholder's modified adjusted gross income exceeds $250,000 (if the shareholder is married and filing jointly or a surviving spouse), $125,000 (if the shareholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

        Taxation of Foreign Shareholders.    The rules governing the Federal income taxation of the ownership and disposition of COPT's shares of beneficial interest by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules.

        PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN COPT'S SHARES OF BENEFICIAL INTEREST, INCLUDING ANY REPORTING REQUIREMENTS, AS WELL AS THE TAX TREATMENT OF SUCH AN INVESTMENT UNDER THEIR HOME COUNTRY LAWS.

        In general, Non-U.S. Shareholders will be subject to regular Federal income taxation with respect to their investment in COPT's shares of beneficial interest in the same manner as a U.S. shareholder (i.e., at graduated rates on a net basis, after allowance of deductions) if such investment is "effectively connected" with the conduct by such Non-U.S. Shareholder of a trade or business in the United States. A Non-U.S. Shareholder that is a corporation and that receives income with respect to its investment in COPT's shares of beneficial interest that is (or is treated as) "effectively connected" with the conduct of a trade or business in the United States may also be subject to the 30% branch profits tax imposed under Section 884 of the Code, which is payable in addition to the regular Federal corporate income tax. The following discussion addresses only the federal income taxation of Non-U.S. Shareholders whose investment in COPT's shares of beneficial interest is not "effectively connected" with the conduct of a trade or business in the United States. Prospective investors whose investment in COPT's shares of beneficial interest may be "effectively connected" with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences thereof.

        Distributions that are not attributable to gain from sales or exchanges of United States real property interests and that are not designated by COPT as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of COPT's current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Dividends paid to an address in a country outside the United States will not be presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the availability of a reduced tax treaty rate. A Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate will now be required to satisfy certain certification and other requirements. Distributions that COPT makes in excess of its current and accumulated earnings and profits will not be taxable to a Non-U.S. Shareholder to the extent they do not exceed the adjusted basis of such Non-U.S. Shareholder's shares, but rather will reduce the adjusted basis of such shares (but not below zero). To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if such Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of shares, as described below.

        For withholding tax purposes, COPT is currently required to treat all distributions as if made out of its current or accumulated earnings and profits and thus intends to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Shareholder. COPT would not be required to withhold at the 30% rate on distributions COPT reasonably estimates to be in excess of its current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, a Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of its current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Shareholder's Federal tax liability, if any, with respect to the distribution.

        For any year in which COPT qualifies as a REIT, distributions that are attributable to gain from sales or exchanges of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with the conduct of a United States trade or business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard as to whether such distributions are designated by COPT as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. COPT is required by Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the non-U.S. Shareholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits, subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Also, the branch profits tax will not apply to such a distribution.

        Gain recognized by a Non-U.S. Shareholder upon a sale of COPT's shares of beneficial interest generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. COPT's shares of beneficial interest will not constitute a "United States real property interest" so long as COPT is a "domestically controlled REIT." A "domestically controlled REIT" is generally a REIT in which at all times during a specified testing period less than 50% in value of its share was held directly or indirectly by Non-U.S. Shareholders. COPT believes that it will be a "domestically controlled REIT" and therefore, the sale of COPT's shares of beneficial interest will not be subject to taxation under FIRPTA. However, because COPT's shares of beneficial interest are publicly traded, no assurance can be given that COPT will continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of its shares not otherwise subject to FIRPTA generally will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

        If COPT does not qualify as or ceases to be a "domestically controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Shareholder of COPT's shares of beneficial interest would be subject to U.S. taxation under FIRPTA will depend on whether the shares are "regularly traded" (as defined in applicable Treasury Regulations) on an established securities market (such as the NYSE, on which COPT's common shares and Series F, G and H Preferred Shares of beneficial interest are traded) and on the size of the selling Non-U.S. Shareholder's interest in COPT. If the gain on the sale of COPT's shares of beneficial interest were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as a domestic shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser would be required to withhold and remit to the IRS 10% of the sale price. In addition, if COPT is not a "domestically controlled REIT," distributions in excess of its current and accumulated earnings and profits would be subject to withholding at a rate of 10%.

        Dividends paid in the United States with respect to COPT's shares of beneficial interest, and proceeds from the sale of COPT's shares of beneficial interest, through a United States broker (or certain brokers having significant connections with the United States) may be subject to the information reporting requirements of the Code. Under the backup withholding rules, a shareholder may be subject to backup withholding (at a current rate of 28%, but scheduled to increase to 31% for taxable years beginning after December 31, 2012) unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. Non-U.S. Shareholders are generally exempt from information reporting and backup withholding, but may be required to provide a properly completed Form W-8 or otherwise comply with applicable certification and identification procedures in order to prove their exemption. Any amount paid as backup withholding will be creditable against the Non-U.S. Shareholder's United States income tax liability.

        U.S. legislation enacted in 2010 (referred to as "FATCA") may impose withholding taxes on certain types of payments made to "foreign financial institutions" and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in the imposition of a 30% withholding tax on payments of dividends with respect to, and sales proceeds from the sale of, COPT's shares of beneficial interest paid to a foreign financial institution ("FFI") or to a foreign entity other than a financial institution. Such withholding may apply unless (i) the FFI enters into an agreement with the United States Treasury and the Internal Revenue Service pursuant to which the FFI will, among other things, perform certain diligence, reporting and withholding obligations with respect to certain of its owners/account holders, and separately, the FFI furnishes the payor of such dividends and gross proceeds with all information and certifications required under Treasury regulations that implement FATCA or (ii) the foreign entity that is not an FFI either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. Although the statutory rules generally apply to payments made by an FFI made after December 31, 2012, recently released IRS guidance (including proposed regulations) provides that FATCA withholding will be effective with respect to payments of U.S. source dividends made after December 31, 2013 (and after December 31, 2014 with respect to payments of gross proceeds from the sale of securities giving rise to dividends).

        FATCA withholding tax may apply to dividends paid with respect to COPT's shares of beneficial interest, as well as gross proceeds from the sif the Fund cannot satisfy the applicable requirements. In addition, in the event any amounts are withheld from payments made to the Fund pursuant to FATCA due to any failure by a U.S. Investor to provide information to the Fund necessary to avoid such withholding, the Fund may collect the withheld taxes from such U.S. Investor (which, at the Fund's discretion, may be collected from proceeds otherwise payable to the U.S. Investor from the redemption of Interests) and/or allocate or apportion to such U.S. Investor the withheld taxes. Each prospective investor should consult with its own tax adviser as to the potential impact of FATCA in its own tax situation.

Other Tax Considerations

        Effect of Tax Status of the Operating Partnership on REIT Qualification.    All of COPT's investments are through the Operating Partnership. COPT believes that the Operating Partnership is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation). If, however, the Operating Partnership were to be treated as an association taxable as a corporation, COPT would cease to qualify as a REIT. Furthermore, in such a situation, the Operating Partnership would be subject to corporate income taxes and COPT would not be able to deduct its share of any losses generated by the Operating Partnership in computing its taxable income.

        Tax Allocations with Respect to the Properties.    The Operating Partnership was formed, in part, by way of contributions of appreciated property. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction with respect to contributed Property to be made in a manner consistent with the special rules in Section 704(c) of the Code, and the regulations thereunder, which tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the depreciable lives of the contributed Properties. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the Operating Partnership could cause COPT to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to COPT if all properties were to have a tax basis equal to their fair market value at the time of acquisition. The foregoing principles also apply in determining its earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had COPT purchased its interests in all properties at their agreed value.

        Treasury Regulations under Section 704(c) of the Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the property. The Operating Partnership has determined to use the "traditional method" (which is specifically approved in the Treasury Regulations) for accounting for Book-Tax Differences with respect to the Contributed Properties.

        Potential Impact of Taxable Stock Distributions on Shareholders.    If COPT pays a dividend payable in cash or stock at the shareholder's election, as described above, taxable U.S. Shareholders will be required to include the full amount of the dividend as ordinary income to the extent of our accumulated earnings and profits. As a result, a U.S. Shareholder's tax liability with respect to such dividend may exceed the cash portion of the dividend. If a U.S. Shareholder sells the shares that it receives as a dividend to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our shares at the time of the sale. Furthermore, with respect to Non-U.S. Shareholders, we may be required to withhold Federal tax with respect to such dividends, including in respect of all or a portion of such dividend payable in shares.

        Sunset of Beneficial Tax Rates.    Several of the tax considerations described herein are subject to sunset clauses, which generally provide that for taxable years beginning after December 31, 2012, certain provisions of the Code will revert back to earlier versions of such provisions. For instance, sunset clauses apply to provisions that determine the maximum income tax rate applicable to taxpayers subject to tax at individual rates in respect of long-term capital gains (currently 15%, but previously 20%) and qualified dividend income (currently 15%, but previously up to 39.6%). The impact of such reversions generally is not considered in this discussion, and current and prospective shareholders should consult with their own tax advisors regarding the effect of such sunset clauses on an investment in COPT's shares of beneficial interest.

        State and Local Taxes.    COPT and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which COPT or they transact business or reside.

The state and local tax treatment of us and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult with their own tax advisors regarding the effect of state, local and other tax laws of any investment in COPT's shares of beneficial interest.

PLAN OF DISTRIBUTION

        Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we may sell the securities offered pursuant to this prospectus to or through one or more underwriters or dealers, or we may sell the securities to investors directly or through agents. Any such underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

        Underwriters may offer and sell the securities at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell the securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

        Our common shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent, but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal, and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange, quotation system or over-the-counter market rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

        Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

        Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Unless otherwise set forth in an accompanying prospectus supplement, the obligations of any underwriters to purchase any of the securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such securities, if any are purchased.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

        If indicated in the prospectus supplement, we may authorize underwriters or other agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.

        In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which such persons may bid for or purchase securities for the purpose of stabilizing their market price. The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In such case, the underwriters could cover all or a portion of such short position by either purchasing securities in the open market following completion of the offering of such securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession with respect to securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of such transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

        Our common shares are listed on the New York Stock Exchange under the symbol "OFC." Any new series of preferred shares or warrants will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange, quotation system or over-the-counter market. Any underwriters or agents to or through which securities are sold by us may make a market in such securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control Over Financing Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SELLING SECURITYHOLDERS

        Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934 which are incorporated by reference.

 LEGAL MATTERS

        The validity of the securities offered hereby is being passed upon for us by Saul Ewing LLP. The opinion of counsel as described under the heading "Federal Income Tax Matters" is being rendered by Morgan, Lewis & Bockius LLP, which opinion is subject to various assumptions and is based on current tax law. Certain legal matters may be passed upon for any of the underwriters or agents by counsel named in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. In addition, we file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by us at the Securities and Exchange Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http://www.sec.gov.

        This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. If a reference is made in this prospectus or any prospectus supplement to any of our contracts or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

        The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the Securities and Exchange Commission will update and supersede this information.

        We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed:

  •
  Annual Report on Form 10-K for the year ended December 31, 2011;

  •
  Current Reports on Form 8-K, filed with the Securities and Exchange Commission on February 16, 2012 and March 9, 2012;

  •
  Definitive Proxy Statement for the 2012 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on March 29, 2012; and

  •
  Registration Statement on Form 8-A relating to the registration of our common shares, filed with the Securities and Exchange Commission on April 7, 1998.

        You may request a copy of these filings, at no cost, by contacting Investor Relations, Corporate Office Properties Trust, 6711 Columbia Gateway Drive, Suite 300, Columbia, Maryland 21046, by telephone at 443-285-5400, by facsimile at 443-285-7640, or by e-mail at ir@copt.com, or by visiting our website at www.copt.com. The information contained on our website is not part of this prospectus. Our reference to our website is intended to be an inactive textual reference only.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts are estimated; actual amounts to be determined from time to time):

Registration fee—Securities and Exchange Commission		$(1)
Accountant's fees and expenses	230,000
Legal fees and expenses	330,000
Printing and engraving expenses	80,000
NYSE listing fees	110,000
Transfer agent fees	30,000
Miscellaneous	20,000

TOTAL	$800,000

(1)
Deferred in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933. SEC registration fees are determined based upon the aggregate initial offering price of the securities being offered from time to time. As of the date of this registration statement, the Section 6(b) fee rate applicable to the registration of securities is $114.60 per million.

        All expenses in connection with the issuance and distribution of the securities being offered shall be borne by COPT.

ITEM 15.    INDEMNIFICATION OF TRUSTEES AND OFFICERS.

        The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust contains such a provision limiting such liability to the maximum extent permitted by Maryland law.

        The Declaration of Trust authorizes COPT, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former Trustee or officer or (b) any individual who, while a Trustee of COPT and at the request of COPT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such entity from and against any claim or liability to which such person may become subject or which such person may incur by reason of service in such capacity. The Bylaws obligate COPT, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former Trustee or officer who is made a party to the proceeding by reason of his or her service in that capacity or (ii) any such Trustee or officer who, at the request of COPT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, employee or agent of such entity and who is made a party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of his or her status as a present or former Trustee or officer of COPT. The Declaration of Trust and the Bylaws also permit COPT to provide indemnification to any person who served a predecessor of COPT in any of the capacities described above and to any employee or agent of COPT or a predecessor of COPT. The Bylaws require COPT to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

        The Maryland REIT Law permits a Maryland real estate investment trust to indemnify, and to advance expenses to, its trustees and officers, to the same extent as permitted by the Maryland General Corporation Law ("MGCL") for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify in a proceeding by or in the right of the corporation in which the director was adjudged to be liable to the corporation or in a proceeding in which the director was adjudged liable on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to indemnify or advance reasonable expenses to a director or officer in a proceeding by that director or officer against the corporation only with respect to a proceeding brought to enforce indemnification under the MGCL or if the charter or bylaws of the corporation, a resolution by the board of directors, or an agreement approved by the board of directors to which the corporation is a party expressly provides for such indemnification or advancement. In addition, reasonable expenses may be advanced upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good-faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Under the MGCL, rights to indemnification and expenses are nonexclusive, in that they need not be limited to those expressly provided by statute.

        The Maryland REIT Law and the Bylaws may permit indemnification for liabilities arising under the Securities Act or the Exchange Act. The Board of Trustees has been advised that, in the opinion of the Commission, indemnification for liabilities arising under the Securities Act or the Exchange Act is contrary to public policy and is therefore unenforceable, absent a decision to the contrary by a court of appropriate jurisdiction.

ITEM 16.    EXHIBITS.

EXHIBIT NO.	DESCRIPTION
5.1	Opinion of Saul Ewing LLP regarding the legality of the securities being registered (filed herewith).
8.1	Opinion of Morgan, Lewis & Bockius LLP as to certain tax matters (filed herewith).
12.1	Statement regarding computation of ratios (filed as Exhibit 12.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated by reference herein).
23.1	Consent of Independent Registered Public Accounting Firm (filed herewith).
23.2	Consent of Saul Ewing LLP (included in Exhibit 5.1).
23.3	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.1).
24.1	Power of attorney (included on signature pages to the Registration Statement).

ITEM 17.    UNDERTAKINGS.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that

            (A)  Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement; and

            (B)  Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

            (C)  provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§239.11 of this chapter) or Form S-3 (§239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB ((§229.1100(c)).

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

              (i)  If the registrant is relying on Rule 430B:

              (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

              (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

             (ii)  If the registration is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statement relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement orw prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbia, State of Maryland on March 29, 2012.

CORPORATE OFFICE PROPERTIES TRUST
By:	/s/ RANDALL M. GRIFFIN
	Name:	Randall M. Griffin
	Title:	Chief Executive Officer
By:	/s/ STEPHEN E. RIFFEE
	Name:	Stephen E. Riffee
	Title:	Executive Vice President and Chief Financial Officer

        Each person whose signature appears below hereby constitutes and appoints Randall M. Griffin, Chief Executive Officer of the Registrant, and Stephen E. Riffee, Executive Vice President and Chief Financial Officer of the Registrant, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the Registration Statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities with the above Registrant and on the dates indicated.

Signature	Capacity	Date

/s/ JAY H. SHIDLER Jay H. Shidler	Chairman of the Board of Trustees	March 29, 2012
/s/ CLAY W. HAMLIN, III Clay W. Hamlin, III	Vice Chairman of the Board of Trustees	March 29, 2012
/s/ RANDALL M. GRIFFIN Randall M. Griffin	Chief Executive Officer and Trustee (Principal Executive Officer)	March 29, 2012

Signature	Capacity	Date

/s/ STEPHEN E. RIFFEE Stephen E. Riffee	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 29, 2012
/s/ GREGORY J. THOR Gregory J. Thor	Senior Vice President and Controller (Principal Accounting Officer)	March 29, 2012
/s/ THOMAS F. BRADY Thomas F. Brady	Trustee	March 29, 2012
/s/ ROBERT L. DENTON Robert L. Denton	Trustee	March 29, 2012
/s/ ELIZABETH A. HIGHT Elizabeth A. Hight	Trustee	March 29, 2012
/s/ DAVID M. JACOBSTEIN David M. Jacobstein	Trustee	March 29, 2012
/s/ STEVEN D. KESLER Steven D. Kesler	Trustee	March 29, 2012
/s/ RICHARD SZAFRANSKI Richard Szafranski	Trustee	March 29, 2012
/s/ KENNETH D. WETHE Kenneth D. Wethe	Trustee	March 29, 2012